Exhibit 99.1

Westin Hotels Limited Partnership Announces Receipt of Limited Partner Consents to Sale of Westin Michigan Avenue Hotel

     White Plains, NY — December 7, 2004 — Westin Hotels Limited Partnership (“WHLP”) announced today that it has received the consent of a majority of the limited partners of WHLP to the previously-announced sale of the 751-room Westin Michigan Avenue hotel, located in Chicago, Illinois, to JER Partners Acquisitions III, LLC for $137 million in cash, subject to certain purchase price adjustments. The general partner of WHLP anticipates that the closing of the transaction will occur in January 2005.

     More information regarding the sale of the hotel is contained in WHLP’s Consent Solicitation Statement on Schedule 14A which was filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2004 and is available at the SEC’s website at www.sec.gov.

Cautionary Information Regarding Forward-Looking Statement

     Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intent, belief or current expectations of WHLP or its general partner and its officers or directors with respect to the matters discussed in this release. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following: (a) the satisfaction of the closing conditions to the sale of the hotel; (b) a delay in the closing of the sale of the hotel; (c) the amount of any purchase price adjustments required by the definitive agreement; (d) the timing and amount of the distribution proceeds to limited partners after the closing of the sale of the hotel and the amount of proceeds that will be available for distribution to limited partners; and (e) the other risks and uncertainties described in WHLP’s public filings with the SEC. WHLP undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

For further information please contact Tom Germinario at D.F. King & Co., Inc. at 1-800-605-1957.

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